EXHIBIT 11.1
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                                     THE NEIMAN MARCUS GROUP, INC.

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Computation of weighted average number of shares outstanding used in determining primary and fully diluted earnings per share:


(In thousands)                               Twenty-Six Weeks Ended        Thirteen Weeks Ended
                                           January 28,    January 29,    January 28,    January 29,
                                              1995           1994           1995           1994
            Primary

            1. Weighted average number of
               common shares outstanding        37,957         37,937         37,959         37,948


            2. Assumed exercise of certain
               stock options based on average
               market value                         34            124             30            157


            3. Weighted average number of
               shares used in primary per
               share computations               37,991         38,061         37,989         38,105





            Fully diluted (A)

            1. Weighted average number of
               common shares outstanding        37,957         37,937         37,959         37,948


            2. Assumed exercise of all
               dilutive options based on
               higher of average or
               closing market value                 34            124             30            157

            3. Weighted average number of
               shares used in fully diluted
               per share computations           37,991         38,061         37,989         38,105




         (A)   This calculation is submitted in accordance with Securities Exchange Act of l934
               Release No. 9083 although not required by Footnote 2 to Paragraph l4 of APB
               Opinion No. l5 because it results in dilution of less than 3%.
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